Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements No. 333-108225 and 333-132716 on Form S-3 of our report dated February 20, 2009 relating to the consolidated financial statements and financial statement schedule of Bottling Group, LLC and subsidiaries (which report expresses an unqualified opinion and includes explanatory paragraphs referring to the Company’s adoption of Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R),” and Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement 109”), appearing in this Annual Report on Form 10-K of Bottling Group, LLC for the year ended December 27, 2008.
/s/ Deloitte & Touche LLP
New York, New York
February 20, 2009